Exhibit 6.2

ASSET PURCHASE AGREEMENT

by and among

TORQUE LIFESTYLE BRANDS, INC.,

“Purchaser" or “TOLB"

and

SENSATUS GROUP, LLC

“Seller" or "SenSat"

Dated and Effective as of January 5, 2021

This document is intended solely to facilitate discussions among the parties. This document is not intended to create, nor will it be deemed to create, a legally binding or enforceable offer or agreement of any type or nature, unless and until it is agreed upon and executed by the parties.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") made and entered into this 26th day of January, 2021 (the "Execution Date"), by and between TQLB Holdings, Inc., a Colorado corporation ("TQLB" or the "Purchaser"), and Sensatus Group, LLC, a Nevada limited liability company ("SenSat" or "Seller"). The Purchaser and the Seller are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties".

BACKGROUND:

WHEREAS, the Seller is the owner of SenSat (the "Company"), a company that operates a nutritional supplements company (the "Business"); and

WHEREAS, Purchaser has approached the Seller with the intention and desire of purchasing certain assets of the Business in accordance with the terms and provisions of this Agreement; and

WHEREAS, the Seller recognizes that its agreement to the terms of this Agreement is a material inducement for the Purchaser to enter into this Agreement; and

WHEREAS, all provisions, obligations, and rights expounded within this agreement are conditioned upon and operate solely under the assumption that the Seller and Purchaser have entered into a business arrangement, and acting without duress, have executed this Agreement freely and willfully with the intention of committing to the business venture as set forth below and hereby express their desires to be held to the requirements, obligations, and rights set hereunder.

IN CONSIDERATION of the provisions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the Parties agree as follows:

I. PURCHASE

A.	The Sale

1)	Purchased Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, and conditions set out in this Agreement, the Seller hereby sells the following assets of the Company (collectively hereinafter referred to as the "Purchased Assets"), free and clear of all liens, restrictions, claims or encumbrances of any kind, nature or description (except hereinafter set forth):

i)	All inventory on hand as more particularly described in Exhibit A, attached hereto and made a part hereof, including, but not limited to, product, packaging and raw material and anything else relating to products, any marketing material, digital images & files, clothing/swag and samples, either production or prototype versions, product liability insurance, as further outlined in Exhibit A. The inventory is to be shipped to arrive, at the Sellers' expense, to the Purchaser's warehouse within 14 days of closing at: 11427 West I-70 Frontage Road North, Wheat Ridge, Colorado 80033.

ii)	All marketing email and customer contact lists including, but not limited to, affiliate program materials, items, contacts and lists.
iii)	Introductions to influencers and marketeers that currently, or historically, have worked with or for the American Metabolix brand.

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iv)	A further and additional two hundred thousand ($200,000) ofinventory on hand at closing and that the inventory content should be agreed in advance with the Purchaser and be shipped to arrive, at the Sellers' expense, to the Purchaser's warehouse within 21 days of closing, or at a mutually agreed date, at: 11427 West I-70 Frontage Road North, Wheat Ridge, Colorado. 80033.
v)	The Intellectual Property as more particularly described in Exhibit B, attached hereto, and made a part hereof
vi)	The Accounts Receivable due from customers of the Business as of the Closing Date. For purposes of this Section "Accounts Receivable" means Seller's outstanding invoices owed to Seller as accrued during the ordinary course of business as further outlined in Exhibit A.
vii)	Goodwill: to include but not limited to complete customer list including full up to date contact details in the Seller's possession (both business to business and business to consumer), Amazon store and any other online stores owned by the Seller outside of their standard 'corporate' website, recurring revenue, monthly average sales information and complete customer breakdown; all "American Metabolix" intellectual property. The research development documentation and intelligence as described in Exhibit C, attached hereto, and made a part hereof.

2)	Excluded Assets. Notwithstanding anything herein contained to the contrary, this sale does not include any cash or cash equivalents on liand, or any cash or cash equivalents in financial or investment institutions or any assets of the Business not specifically provided for in Section I.A(I) above and the schedules and exhibits annexed hereto·. Furthermore, the Purchaser understands and agrees that the Purchased Assets being sold hereunder are strictlv limited to only those assets of the Business provided for in Section I.A(I) above and do not include any other assets ofthe Business.

3)	Ongoing Relationship. The Purchaser agrees to exclusively source its products for the American Metabolix range from Nutrabound Labs, LLC.
(a)	The price of the goods is to be agreed in writing prior to closing and any increase in cost price to the Purchaser per annum, should one occur, is to be capped at 2%. Nutrabound Labs, LLC may not unreasonably withhold product from the Purchaser. The Purchaser agrees to be bound by 30-day payment terms with Nutrabound Labs, LLC.

(b)	Where Nutrabound Labs, LLC is unable to provide the product within a 'reasonable' window, the Purchaser is able to source inventory to cover their order, from an alternative manufacturing facility.
(c)	Nutrabound Labs, LLC will provide the Purchaser with a two hundred thousand ($200,000) 'line of credit' on 30-day credit terms against inventory manufactured by them.

4)	Hand-Over Period. The Sellers agree to work closely with the Purchaser for a period of 6 months where they will give best endeavors support on all aspects of the business operations.

5)	Ongoing Royalties. For a period of 2 years after the closing, the Purchaser agrees to pay the Seller a 2% royalty (the "Royalty"). The royalty payment may be divided at the instruction of the Seller and is a total of 2% in total, not 2% per party. The royalty will be paid quarterly in arrears and is to be calculated as a percentage of top-line sales, less returns, chargebacks, shipping and cost of goods sold.

B.	The Purchase Price and Payment

1)	The price to be paid by the Purchaser to the Seller for the Purchased Assets will be $1.000.000.00 USD (the "Purchase Price"). The Purchase Price shall be payable on the Closing Date and due within fourteen (14) days of the Closing Date as follows:

i)	$200.000.00 USD (the "Down Payment") paid by wire transfer, certified or bank check at Closing for disbursement according to the Seller's direction. The Down Payment shall be non-refundable;

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ii)	TQLB shall issue a secured promissory note (the "Seller's Note") to Seller in the initial principal amount of eight hundred thousand dollars ($800,000 USD). The Seller's Note shall bear a zero (0%) interest rate per annum, shall mature exactly one (1) year and one (1) day from the date of execution, and shall be repaid in four (4) equal quarterly payments of principal and interest, with the first payment due and payable ninety (90) days from the Closing Date with each of the three subsequent payments becoming due 90 days after the last. The Seller's Note can be pre-paid by TQLB at any time, without premium or penalty.

2)	The Parties agree to cooperate in the filing of all sections under the Internal Revenue Code and under any other applicable taxation legislation both Federal, State and Local. The Parties will agree to allocate the Purchase Price among the Purchased Assets for tax purposes in accordance with the allocation schedule attached hereto as Exhibit E (the "Allocation Schedule"). The Parties agree to file all income tax returns in a manner consistent with the Allocation Schedule and to not take any position for income tax purposes that is inconsistent with the Allocation Schedule unless required to do so by applicable law.

3)	Each Party shall be responsible for any taxes assessed on such party of any kind, including state and local sales taxes, if any, arising from or in connection with the transaction contemplated hereunder. Each Party hereby indemnifies the other party from and against any liability, loss, expense, interest, and penalties in connection therewith.

C.	Closing

1)	The closing of the transactions contemplated by this Agreement (the "Closing") will occur simultaneously with the signing of this Agreement on the Execution Date. The Closing shall take place through an exchange of consideration and documents using wire transfers, overnight courier services, electronic mail, and/or facsimile transmission on the date hereof and shall be effective as of 12:00:01 a.m. on the Execution Date.

2)	Closing Deliverables by Seller. At the Closing, the Seller will deliver to Purchaser the following:

i)	a Bill of Sale (the "Bill of Sale"), duly executed by the Seller, transferring to the Purchaser good title to all tangible and intangible assets comprising the Purchased Assets, the form of which is attached hereto as Exhibit F;

ii)	a copy of resolutions duly adopted by the authorized governing body of Seller authorizing and approving the transactions contemplated hereby, Seller's performance of the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the other documents described herein to which Seller is a party, certified by an appropriate officer of Seller;

iii)	to the satisfaction of the Purchaser's accountant, certain reports that will be used in the Purchaser's public filings. These will include, but not exclusively, Balance Sheet, Statement of Cashflows (from inception) & Statement of Equities, for the previous 2 financial years;

iv)	access to the Purchased Assets for the Purchaser to take possession, and;

v)	any other instruments or documents that this Agreement may require or as the Purchaser reasonably deems necessary to effect the transactions contemplated hereby.

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3)	Closing Deliveries by the Purchaser. At the Closing, the Purchaser will deliver to Seller each of the following:

i)	the Down Payment, within 14 days;

ii)	a duly executed copy of the Note, and;

iii)	a copy of resolutions duly adopted by the authorized governing body of Purchaser authorizing and approving the transactions contemplated hereby, Purchaser's performance of the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the other documents described herein to which Purchaser is a party, certified by an appropriate officer of the Seller.

II.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

A.	Seller's Representations and Warranties

1)	The Seller represents and warrants to the Purchaser that:

a)	The Seller is the absolute beneficial owner of the Purchased Assets, free and clear of any liens, charges, encumbrances, or rights of others, and is exclusively entitled to dispose of the Purchased assets upon execution of this Agreement.

b)	There has been no act or, to the best of Seller's knowledge, omission by the Seller that would give rise to any valid claim relating to a commission, finder's fee, or other similar payment.

c)	The Seller is a resident of the United States for the purposes of the Internal Revenue Code.

d)	The Seller has no knowledge that any representation or warranty given to the Purchaser in this Agreement is inaccurate or false.

e)	The representations and warranties given in this Agreement are the only representations and warranties; no other representation or warranty, either express or implied, has been given by the Seller to the Purchaser.

f)	The Seller warrants to the Purchaser that each of the representations and warranties made by it is accurate and not misleading as of the Closing Date. The Seller acknowledges that the Purchaser is entering into this Agreement in reliance on each warranty and representation.

g)	The Seller's representations and warranties will survive the Closing Date of this Agreement.

h)	Except for the representations and warranties contained in this Article II, Seller has not made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Assets furnished or made available to Purchaser or as to the future revenue, profitability or success of the Purchaser's business, or any representation or warranty arising from statute or otherwise in law.

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B.	Purchaser's Representations and Warranties

1)	The Purchaser represents and warrants to the Seller the following:

a)	The Purchaser has means available to pay the Purchase Price and any expenses accumulated by the Purchaser in connection with this Agreement and the Purchaser has not incurred any obligation, commitment, restriction, or liability of any kind, absolute or contingent, present or future, which would adversely affect its ability to perform its obligations under this Agreement.

b)	The Purchaser has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an acquisition of the Assets. The Purchaser has been given the opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from, the Seller and its respective representatives concerning the terms and conditions of the sale of the Purchased Assets.

c)	The Purchaser is obtaining funding from an accredited lender/institution/investor and doing so in compliance with requirements under all applicable State and Federal Laws.

d)	The Purchaser has not committed any act or, to the best of Purchaser's knowledge, omission that would give rise to any valid claim relating to a commission, finder's fee, or other similar payment.

e)	The Purchaser is a resident of the United States for the purposes of the Internal Revenue Code.

f)	Immediately after giving effect to the transactions contemplated hereby, the Purchaser shall be solvent and shall:

i.	be able to pay their debts as they become due;

ii.	own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities); and

iii.	have adequate capital to carry on their businesses.

g)	This Agreement has been duly executed by the Purchaser and constitutes a legal and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy and insolvency, by other laws affecting the rights of creditors generally, and by equitable remedies granted by a court of competent jurisdiction.

h)	The Purchaser has all necessary power, authority, and capacity to execute and deliver this Agreement and to carry out the Purchaser's obligations hereunder. All actions on the part of the Purchaser required for the lawful execution and delivery of this Agreement and the performance of the Purchaser's obligations hereunder, have been or will be effectively taken prior to the Closing. Upon its execution and delivery, this Agreement will be the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

i)	The Purchaser has no knowledge that any representation or warranty given by the Seller in this Agreement is inaccurate or false.

j)	The representations and warranties given in this Agreement are the only representations and warranties; the Purchaser has given no other representation or warranty, either express or implied, to the Seller.

k)	The Purchaser warrants to the Seller that each of the representations and warranties made by the Purchaser is accurate and not misleading at the date of Closing. The Purchaser acknowledges that the Seller is entering into this Agreement in reliance on each warranty and representation.

l)	The execution and delivery of this Agreement and the performance by the Purchaser of the Purchaser's obligations hereunder will not violate any statute, rule, regulation order or restriction of any domestic or foreign government or any instrumentality or agency thereof. No government orders, permissions, consents, approvals, or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the sale of the Purchased Assets as contemplated in this Agreement. Purchaser has complied with all laws, rules, and regulations of all state, federal, and local governments and the Purchaser has not received any notice from any government or authority of any violation of any laws.

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m)	Purchaser has had every opportunity to conduct Due Diligence and investigate the books, records and financial information and has verified such Due Diligence to Purchaser's satisfaction. Purchaser has had every opportunity to engage legal and tax counsel concerning the transaction and Purchaser is engaging in the transaction voluntarily based upon Purchaser's independent judgement and evaluation.

n)	Purchaser is fully aware that there is no guarantee that the transaction will result in a success for Purchaser. Purchaser acknowledges that there are many intangible factors that are responsible for the success of Purchaser, including, but not limited to, Purchaser's level of technical skills, Purchaser's ability to communicate to both customers and staff, Purchaser's desire to succeed, the level of teamwork that exists with the present office staff, Purchaser's promotional skills, Purchaser's management skills, the existing competition within the industry, and the existing economic climate. Purchaser is fully aware that the purchase of the Purchase Assets, with there being no guarantee that these intangibles shall continue to remain the same. Purchaser acknowledges that Purchaser's success will be entirely dependent upon Purchaser's skills along with external factors that cannot be controlled. As such, Purchaser acknowledges that this purchase entails risks that are beyond Seller's control and Purchaser accepts the responsibility and results of this risk.

o)	The Purchaser's representations and warranties will survive Closing.

III.	DEFAULT

1)	The Seller will be deemed in default if:
a.	Upon the Closing the Seller does not deliver the Purchased Assets.

2)	The Purchaser will be deemed in default if:
a.	The Purchaser fails to deliver the Down Payment within 14 days of Closing;
b.	The Purchaser fails to make payments under the Seller's Note when due; or
c.	The Purchaser breaches the confidentiality obligations of Seller as set forth in Section IV(l) below.

3)	Notice of default process shall be:
a.	Upon any event set forth in 111.1. or 2., Default shall have occurred. The non-defaulting party must issue the defaulting party a notice of default within three (3) business days. (the "Default Notice"). If the cause of alleged default is Seller's failure to deliver or produce items required under this Agreement, the notice of default must include an itemized list of items alleged missing from delivery.

4)	Remedy for default. In the event that the Seller or the Purchaser shall breach any of its obligations under this Agreement or shall fail to consummate this Agreement:
a.	Purchaser fails to make timely payments under the Seller's Note, the Purchaser must remedy the default by making the required payment under the Seller's Note within five(5) subsequent business days. The parties agree that, after this period has elapsed, if Purchaser is still in default, they will enter into a subsequent ten (10) business day period of consultation with the explicit aim of enabling an agreement that will be satisfactory to all parties.
b.	if the Seller fails to deliver all of the required deliverables in sections A1 & section 2 they shall have ten (10) business days to deliver or produce items required by this Agreement. Should items required under this Agreement become unavailable, the parties shall have a further fifteen (15) business days to dra_w up a mutually agreeable amendment reducing the purchase price accordingly.
c.	either Party shall have whatever rights that may be available to it at law or equity. Notwithstanding anything contained herein to the contrary and in addition to any other remedy that is available to Seller, in the event of a default by Purchaser of Section III(2)(b), Purchaser understands and agrees that (i) the initial Purchase Price shall not be refunded; (ii) Purchaser shall be required to immediately return any of the Purchased Assets in its possession to Seller and title to such Purchased Assets shall revert to Seller; and (iii) title to any Purchased Assets in Seller's possession shall immediately revert to Seller.

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IV.	CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

1)	Confidentiality. Until five (5) years after the Purchase Price is paid, the Purchaser and Seller shall and shall each cause their respective affiliates, officers, directors, employees agents and advisors to keep confidential all information received in connection with the transaction contemplated hereby, other than information required to be disclosed in a judicial or administrative proceeding or by law after giving the other party as much advance notice of the possibility of such disclosure as practicable so that the other party may attempt to protect against such disclosure (and in such case, only that portion of the information that is legally required to be disclosed shall be disclosed). The Purchaser further covenants and agrees that it will not (i) disclose the name of the Seller, its principals, brand names, intellectual property or any information that would reasonably lead a third (3rd) party to deduce the Seller or its principals' identity; or (ii) make reference in any publicly disclosed document to the Seller's principals without the Seller's prior written approval which approval shall be in the Seller's sole and absolute discretion.

2)	Bargained for Consideration. The Seller and the Purchaser recognize that the covenants of Seller and the Purchaser contained in this Article IV are part of the bargained-for consideration associated with the transactions contemplated by this Agreement.

3)	Non-Solicitation. The Seller agrees that any attempt to encourage or induce agents or contractors to leave their jobs with the Purchaser would be harmful and damaging to the Purchaser. Except as otherwise provided herein, the Seller further agrees that any attempt on the part of the Seller to interfere with the Purchaser's relationship with agents, contractors, vendors', or service providers of the Purchaser's business would be harmful and damaging to the Purchaser.

i)	The Seller agrees that for a period of three (3) years (the "Restricted Period") the Seller will not in any way directly or indirectly:

a)    induce or attempt to induce any employee, director, agent, contractor, or other service provider of the Purchaser to quit employment or retainer with the Purchaser;

b)    otherwise interfere with or disrupt the Purchaser's relationship with its employees, directors, agents, contractors, or other service providers;

c)     discuss employment opportunities or provide information about competitive employment to any of the Purchaser's employees, directors, agents, contractors, or other service providers; or

d)     solicit, entice, or hire away any employee, director, agent, contractor, or other service provider of the Purchaser.

Notwithstanding anything contained herein to the contrary, the Purchaser acknowledges and agrees that the Seller shall continue to operate the Business, or any other companies affiliated with the Business, in ordinary course after the Closing. The Purchaser further acknowledges and agrees that the Seller and Seller's affiliates have existing relationships with certain contractors, suppliers and vendors all of which shall continue in full force and effect after the Closing and which shall not be deemed a violation of the non-solicitation covenant described herein. Purchaser further acknowledges that none of Seller's employees are being acquired by Purchaser as part of this transaction and that only the Purchased Assets identified in Section I.A(I) are included.

4)                 Non-Competition. During the Restricted Period, the Seller will not produce or sell any newly introduced products ("Restricted Products") that compete with American Metabolix range of products, that contain the 80% of the same formula now or were historically produced. This relates to all American Metabolix products, especially the KETO line.

5)                  Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties' subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties' subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties' subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.

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6)                  If any covenant contained in this Agreement, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall be given full effect, without regard to the invalid portions. If any covenant contained in this Agreement, or any part thereof, is held to be unenforceable because of the duration of such covenant or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.

7)                  In the event of a breach or threatened breach by the Purchaser of Purchaser's obligations under Section IV(1) (Confidentiality). Purchaser hereby acknowledges and stipulates that Seller and Seller's principals shall not have an adequate remedy at law, shall suffer irreparable harm, and, therefore, it is mutually agreed and stipulated by the Parties hereto that, in addition to any other remedies at law or in equity which Seller may have, Seller shall be entitled to obtain in a court of law and/or equity, against Purchaser: (i) a temporary and/or permanent injunction restraining Purchaser from a further violation or breach of such covenants, (ii) as liquidated damages and not a penalty, for violating Section IV(1). a sum equal to $1,000.00 per day for each day the violation or breach of such covenant exists.

8)                  The liquidated damages provided for herein shall be cumulative and joint and several and, with respect to these liquidated damages, the parties hereto acknowledge and stipulate that it is impossible to determine with any reasonable accuracy the amount of prospective damages to Seller upon breach of a covenant contained herein, and that the damages set forth herein are reasonable, and not a penalty, based upon the facts and circumstances of the parties at the time of entering into this Agreement, and with due regard to future expectations. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be excessively broad as to duration, geographical scope or activity, such provisions shall be construed as limiting and reducing it as determined by a court or competent jurisdiction and shall be enforceable to the extent compatible with applicable law.

V.	SURVIVAL; INDEMNIFICATION

1)                 Survival. Except as otherwise provided herein, the representations, warranties and covenants of the Seller and the Purchaser contained in this Agreement will survive the Closing for six (6) months. The indemnification covenants shall survive for a period of two (2) years.

2)                    Indemnification by Purchaser. From and after the Closing Date, the Purchaser shall defend, indemnify, and hold harmless the Seller and their members, managers, officers, employees and agents (collectively, the "Seller Indemnified Parties") from and against any and all claim, loss, or damage incurred by or asserted against any of the Seller Indemnified Parties in connection with or arising from (a) any breach by the Purchaser of its covenants and agreements contained herein or in any certificate, document, Exhibit, or Schedule delivered pursuant to this Agreement; (b) any breach by the Purchaser of its representations and warranties contained herein or in any certificate, document, Exhibit, or Schedule delivered pursuant to this Agreement; (c) an act or omission related to Purchaser's operation of its business after Closing; or (d) any claim, action or proceeding asserted or instituted by a third party, to the extent arising from or related to the Purchased Assets.

3)                  Indemnification bv the Seller. From and after the Closing Date, the Seller shall defend, indemnify and hold harmless the Purchaser and its members, managers, affiliates, officers, employees and agents (collectively, the "Purchaser Indemnified Parties") from and against any and all claim, loss, or damage incurred by or asserted against any of the Purchaser Indemnified Parties in connection with or arising from (a) any breach by any Seller of their covenants and agreements contained herein or in any certificate, document, Exhibit, or Schedule delivered pursuant to this Agreement; or (b) any breach by any Seller of their representations and warranties contained herein, or in any certificate, document, Exhibit, or Schedule delivered pursuant to this Agreement.

4)                 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, whether pursuant to an action or some other matter (a "Claim"), the party entitled to indemnification (the "Indemnified Party") shall provide prompt written notice of such Claim to the other party (the "Indemnifying Party"); provided, however, that the failure to provide prompt written notice shall affect the rights of the applicable Indemnified Party only if and to the extent such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Claim. In connection with any Claim giving rise to indemnity hereunder by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Claim, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Claim, the Indemnified Party may, but shall not be obligated to, defend against such Claim in such manner as it may deem appropriate, including, but not limited to, settling such Claim, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

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5)                 Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, the right of the Purchaser Indemnified Party to indemnification pursuant to this Article is limited as follows:

(i)                The Seller will not be required to indemnify the Purchaser Indemnified Party in respect of any Losses for which indemnity is claimed unless and until the aggregate amount of all Losses subject to indemnification exceeds Fifteen Thousand Dollars ($15,000) (the "Basket"), in which case the Seller will be required to indemnify the Purchaser Indemnified Party for all losses from the first dollar.

(ii)              The aggregate maximum liability of Seller to any Purchaser Indemnified Party shall be limited to Two Hundred and Fifty Thousand Dollars ($250,000) in Losses (the "Cap").

(iii)           Losses. In no event shall any party be liable to any Indemnified Party for, and the term Losses shall not include, any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple. However, Losses may include attorney's fees awarded in any legal proceeding.

VI.    NOTICES. Any notices or deliveries required in the performance of this Agreement will be deemed completed when electronically delivered or hand-delivered, to the Parties at the addresses contained in this Agreement or as the Parties may later designate in writing.

VIII.	DISPUTES AND LIMITATION OF LIABILITY

1)	In the event a dispute arises out of or in connection with this Agreement, the Parties will attempt to resolve the dispute through friendly consultation.

2)	If the dispute is not resolved within thirty (30) days, then any and all outstanding issues may be submitted to mediation with a mediator certified by the Colorado Supreme Court and in accordance with the Colorado Rules for Certified and Court-Appointed Mediators. Mediation is to occur within ninety (90) days of election by a Party to mediate the dispute.

3)	If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the State of Colorado. The Parties agree to submit to the rules of either the American Arbitration Association or the National Arbitration Forum at the election of the complaining Party, or to other rules as may be agreed upon by the Parties. The Parties agree that the forum shall be any county in Colorado and that this Agreement, and all matters herein shall be controlled by the laws of the State of Colorado and the Rules of the chosen body to govern the arbitration. The arbitrator's award will be final, and judgment may be entered upon it by any court having jurisdiction within the State of Colorado.

4)	Limitation of Liability. Except as prohibited by the governing law, in no event will either Party be liable to the other for any claim or cause of action requesting or claiming any incidental, consequential, special, indirect, punitive or reliance damages. Any claim or cause of action requesting or claiming such damages is specifically waived and barred, whether such damages were foreseeable or not or a Party was notified in advance of the possibility of such damages. Damages prohibited under this Agreement will include, without limitation, damage or loss of property or equipment, loss of profits, revenues or savings, cost of capital, cost of replacement services, opportunity costs and cover damages.

5)	The prevailing party in any dispute regarding this Agreement or non-payment of the Seller's note shall be entitled to recover its attorney's fees.

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IX.   SEVERABILITY. The Parties acknowledge that this Agreement is reasonable, valid, and enforceable; however, if any part of this Agreement is held by a court of competent jurisdiction to be invalid, it is the intent of the Parties that such provision be reduced in scope only to the extent deemed necessary to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected or invalidated as a result.

X.	GENERAL PROVISIONS

1)                 This Agreement will be governed by and construed in accordance with the laws of the State of Colorado.

2)                 This Agreement contains the entire agreement between the Parties. Statements or representations which may have been made by any Party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value to either Party. All other written agreements preceding this Agreement shall only be incorporated if attached as exhibits herein and expressly acknowledged under the attached Parties' Affidavit to Incorporate Documents. Only the written terms of this Agreement will bind the Parties.

3)	This Agreement may only be amended or modified by a written instrument executed by all of the Parties.

4)                 A waiver by one Party of any right or benefit provided in this Agreement does not infer or permit a further waiver of that right or benefit, nor does it infer or permit a waiver of any other right or benefit provided in this Agreement.

5)	This Agreement is the result of the negotiations of the Parties and in the event of any dispute shall not be construed in favor or against any Party on the basis of it having memorialized the Agreement in writing.

6)                 This Agreement will pass to the benefit of and be binding upon the Parties' respective heirs, executors, administrators, successors, and permitted assigns.

7)                 The clauses, paragraphs, and sub paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

8)                 All of the rights, remedies and benefits provided in this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law or equity.

9)                 For purposes of interpretation and timing, except where otherwise specified, time is of the essence in this Agreement.

10)             To facilitate execution, this Agreement may be executed in as many counterparts as may be required, and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts must be consistent and contain equal and identical attachments and incorporated agreements. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. Further, this Agreement may be executed by electronic signatures and such electronic signatures shall be deemed to be the original signatures of the parties.

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11)             Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.

12)             Purchaser acknowledges and agrees that; (a) prior to Purchaser's acceptance of this Agreement and the Purchased Assets, Purchaser conducted all due diligence reviews, inspections and valuations of the Purchased Assets to be acquired to determine the suitability, acceptability, condition, operation and functionality of anv and all Purchased Assets, as Purchaser deemed necessarv; (b) as of Closing, Purchaser accepts and approves the condition and suitabilitv of the Purchased Assets without further inspections; and (c) this Agreement and Purchaser's obligations hereunder are not contingent on any further due diligence inspections or valuations by Purchaser or its agents. Purchaser acknowledges and agrees that Seller and Seller's representatives do not represent, warranty or guaranty the condition of any of the Pu re has e d Assets, any specific production level, revenue or income amount, and Purchaser is not relying on any such representation, warranty or guaranty of Seller or Seller's representatives, but rather, on Purchaser's own inspection, review and analysis of the Purchased Assets, books, records and financial date of the Seller and the Business and on Purchaser's professional skill, ability, knowledge and reputation in entering into this Agreement. PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT AT CLOSING, SELLER TRANSFERS THE PURCHASED ASSETS IN "AS IS, WHERE IS" CONDITION, WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITON OF THE PURCHASED ASSETS, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND HABITABILITY. SELLER SHALL NOT BE RESPONSIBLE FOR ANY CONSEQUENTIAL OR OTHER DAMAGES THAT MAY ARISE BY REASON OF ANY USE OR MALFUNCTION OR DEFECT IN ANY AND ALL PF THE PURCHASED ASSETS.

13)             Seller and Purchaser acknowledge that irreparable damage may occur if any of the obligations of Seller or Purchaser under this Agreement are not performed in accordance with their specific terms or are otherwise breached. Each of Purchaser and Seller will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other and to seek to specifically enforce the terms and provisions hereto, this being in addition to any other remedy to which Purchaser or Seller, as the case may be is entitled at law or in equity or otherwise.

14)             The Purchaser will be responsible for all costs and expenses incurred by the Purchaser and its affiliates in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby. The Seller will be responsible for costs and expenses incurred by the Seller in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

15)             In the event that any action, suit or other proceedings is brought to enforce the covenants contained in this Agreement, the prevailing party in any such action, suit or other proceedings, shall be entitled upon demand to reimbursement from the non-prevailing party for all expenses (including, without limitation, reasonable attorneys' fees, disbursements and costs) incurred in connection with such action.

16)             Each Party hereto represents and warrants that he or it has received independent counsel and advice from his or its own independent counsel and tax, financial and other advisers, has made an independent investigation regarding the transaction contemplated, and has exercised his or its independent business judgment in electing to enter into this transaction, and each Party hereto is not relying on any implied or explicit representation, warranty, statement or other indication by the other parties hereto, except as explicitly stated in this Agreement and the Schedules, Exhibits and ancillary documents hereto.

17)            The Purchaser represents that it has not engaged any business broker or any other person and that no business broker, sales' person or anyone else is entitled to a broker's commission or finder's fee from Purchaser by reason of this transaction.

[Signature blocks on following page]

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IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 20th day of January, 2021.

SELLER:

Sensatus Group, LLC,

By: /s/ Jason Duran

Name: Jason Duran

Title: Owner/Partner

By: /s/ Markus G. Trillsch

Name: Markus G. Trillsch

Title: Owner/Partner

PURCHASER:

Torque Lifestyle Brands, Inc.

By: /s/ David Lovatt

Name: David Lovatt

Title: CEO

By: /s/ Leonard K. Armenta Jr.

Name: Leonard K. Armenta Jr.

Title: PRESIDENT

Exhibits:

A	Purchased Assets
B	Intellectual Property
C	Research & Development
D	Promissory Note
E	Allocation Schedule
F	Bill of Sale

EXHIBIT A

PURCHASED ASSETS

See attached.

EXHIBIT B

INTELLECTUAL PROPERTY

See attached.

EXHIBIT C

RESEARCH & DEVELOPMENT

See attached.

EXHIBIT D

PROMISSORY NOTE

See attached.

EXHIBIT E

ALLOCATION SCHEDULE

See attached.

EXHIBIT F

BILL OF SALE

See attached.

SENSATUS GROUP, LLC, LLC

UNANIMOUS CONSENT OF

LIMITED LIABILITY COMPANY

IN LIEU OF MEETING

The undersigned, being the member of Sensatus Group, LLC, LLC, a Colorado limited liability corporation (the "Company"), hereby consents to the adoption of the following resolutions without a meeting, in accordance with the applicable provisions of law:

RESOLVED, that the Company is authorized to enter into an Asset Purchase Agreement dated as of June , 2020 with TQLB HOLDINGS, INC in substantially the form attached hereto, and the members and officers of the Company are authorized to execute all other documents necessary to effect the transaction.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the date given below.

Date: _____________________________	__________________________________________________

Date: _____________________________	__________________________________________________

Date: _____________________________	__________________________________________________